Exhibit 15
July 24, 2013
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Wyndham Worldwide Corporation and subsidiaries for the periods ended June 30, 2013, and 2012, as indicated in our report dated July 24, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333-179710 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey

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